Exhibit 16

March 26, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the second paragraph on page 207 of the Form S-4 dated March 26, 2013, of Summit Materials, LLC and Subsidiaries and Continental Cement Company, L.L.C. and subsidiary and are in agreement with the statements contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Deloitte & Touche LLP
McLean, Virginia